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                           March 23, 2023

       Audrey Wong
       General Counsel
       indie Semiconductor, Inc.
       32 Journey
       Aliso Viejo, California 92656

                                                        Re: indie
Semiconductor, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 14,
2023
                                                            File No. 333-270539

       Dear Audrey Wong:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sarah
Sidwell at 202-551-4733 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing